AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 16, 2005.
                                                          REGISTRATION NO. 333-
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                              MACROCHEM CORPORATION
             (Exact name of registrant as specified in its charter)

         DELAWARE                         5812                   04-2744744
(State or other jurisdiction   (Primary Standard Industrial   (I.R.S. Employer
    of incorporation or        Classification Code Number)   Identification No.)
      organization)
                               110 HARTWELL AVENUE
                       LEXINGTON, MASSACHUSETTS 02421-3134
                                 (781) 862-4003
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           --------------------------

                               ROBERT J. DELUCCIA
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              MACROCHEM CORPORATION
                               110 HARTWELL AVENUE
                       LEXINGTON, MASSACHUSETTS 02421-3134
                                 (781) 862-4003
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                           --------------------------

      COPIES OF ALL COMMUNICATIONS, INCLUDING COMMUNICATIONS SENT TO AGENT
                        FOR SERVICE, SHOULD BE SENT TO:

                             DWIGHT W. QUAYLE, ESQ.
                                ROPES & GRAY LLP
                             ONE INTERNATIONAL PLACE
                           BOSTON, MASSACHUSETTS 02110
                            TELEPHONE: (617) 951-7000
                            TELECOPY: (617) 951-7050

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effectiveness of the Registration Statement.

                           --------------------------

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. | |

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement under the earlier effective registration statement for the same offering. | |

     If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: | |

                           --------------------------



                                                   CALCULATION OF REGISTRATION FEE
====================================================================================================================================
       TITLE OF EACH CLASS OF              AMOUNT TO             PROPOSED MAXIMUM            PROPOSED MAXIMUM            AMOUNT OF
    SECURITIES TO BE REGISTERED       BE REGISTERED (1)(2)        OFFERING PRICE            AGGREGATE OFFERING          REGISTRATION
                                                                   PER UNIT (3)                  PRICE (3)                  FEE
------------------------------------------------------------------------------------------------------------------------------------
Common stock, par value $0.01 per
share                                   4,147,557 shares              $0.275                    $1,140,578                $144.51
====================================================================================================================================

                           --------------------------

(1) Shares of common stock which may be offered pursuant to this registration statement include 2,731,705 shares sold by MacroChem on April 19, 2005 to various purchasers in a private placement under the terms of two separate securities purchase agreements, each dated as of April 19, 2005, and 1,365,852 shares of common stock that may be issued by MacroChem under warrants issued to the purchasers in the private placement. In addition, 50,000 shares of common stock that may be issued by MacroChem under a warrant initially issued to the placement agent in the private placement are being registered hereunder.

(2) Pursuant to Rule 416, this registration statement shall be deemed to cover an indeterminate number of additional shares of common stock issuable pursuant to the anti-dilution provisions of the above-mentioned warrants in the event the number of outstanding shares of MacroChem is increased by stock split, stock dividend and similar transactions.

(3) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) under the Securities Act of 1933. The maximum price per share information is based on the average of the high and the low sale price on May 11, 2005.

                           --------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
--------------------------------------------------------------------------------


PROSPECTUS                                                 SUBJECT TO COMPLETION
                                                                    May 16, 2005



                              MACROCHEM CORPORATION


                                  COMMON STOCK
                                4,147,557 SHARES


     MacroChem Corporation issued 2,731,705 shares of common stock and warrants to purchase up to 1,365,852 shares of common stock to various purchasers in a private placement on April 19, 2005, under the terms of two separate securities purchase agreements, each dated as of April 19, 2005, and a warrant to purchase 50,000 shares of common stock to the placement agent in connection therewith. This prospectus will be used by the selling stockholders listed on pages 9 through 11 to resell, from time to time, their common stock and the common stock issuable upon exercise of their warrants. We will not receive any of the proceeds from any sale of the common stock.



     BEFORE PURCHASING SHARES OF COMMON STOCK YOU SHOULD CAREFULLY REVIEW THE RISK FACTORS SECTION OF THIS PROSPECTUS WHICH BEGINS ON PAGE 1.



     The common stock is currently listed on The Nasdaq SmallCap Market with the ticker symbol: "MCHM." On May 13, 2005, the closing price of one share of common stock on The Nasdaq SmallCap Market was $0.26.








--------------------------------------------------------------------------------
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

                 The date of this Prospectus is        , 2005.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THIS PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATION AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.



                                TABLE OF CONTENTS

                                                                          Page

Summary.....................................................................1
Risk Factors................................................................1
Note Regarding Forward-Looking Statements...................................9
Use of Proceeds............................................................10
Selling Stockholders.......................................................10
Plan of Distribution.......................................................12
Description of Securities to be Registered.................................12
Where You Can Find More Information........................................13
Incorporation of Certain Documents by Reference............................13
Legal Opinion..............................................................14
Experts....................................................................14

                                     SUMMARY

THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER FACTORS SET FORTH UNDER THE CAPTION "RISK FACTORS" BELOW.

     We are a specialty pharmaceutical company that develops and seeks to commercialize topically delivered pharmaceutical products by employing SEPA (Soft Enhancement of Percutaneous Absorption), our patented topical drug delivery technology. SEPA enhances the efficiency and rate of diffusion of drugs into and through the skin. SEPA, when properly combined with active pharmaceutical ingredients, can provide for a variety of convenient and easy-to-apply formulations, including creams, gels, ointments, lacquers and solutions for the treatment of a wide range of systemic and localized conditions. Currently, we are developing investigational new drugs for the urology, endocrinology, dermatology and podiatry specialties: Opterone, for the treatment of male hypogonadism, and EcoNail, for the treatment of fungal infections of the nails. We believe that products incorporating SEPA may allow selected drugs to be administered more effectively and with improved patient compliance compared to alternative methods of drug administration, such as ingestion and injection.

     Since inception, we have been engaged primarily in research and development. We have not generated any meaningful revenues from operations and we have sustained significant operating losses. We anticipate that we will continue to incur significant losses for the foreseeable future. We cannot guarantee that we will be successful in commercializing our products, or that we will ever become profitable. As of December 31, 2004, we had an accumulated deficit of approximately $76.8 million. Our product candidates are in discovery or developmental stages and must undergo a rigorous regulatory approval process, which includes costly and extensive pre-clinical and clinical testing, to demonstrate safety and efficacy before we can market any resulting product. To date, neither the FDA nor any of its international equivalents has approved any of our product candidates for marketing.

     We believe our current funds on hand will be sufficient to fund operations under our current plan into July 2005. Accordingly, our current funds on hand are not sufficient to fund our operations through the end of fiscal 2005. Because our funds on hand at December 31, 2004 were also not sufficient to fund our operations through the end of fiscal 2005, the audit report of our independent auditor on our 2004 financial statements includes an explanatory paragraph regarding our ability to continue as a going concern. Our ability to continue operations after our current capital resources are exhausted depends on our ability to obtain additional financing and achieve profitable operations. We cannot assure you that sufficient funds will be available to us, if funds are available at all, to enable us to continue to operate.

     We were organized and commenced operations as a Massachusetts corporation in 1981 and we were reincorporated as a Delaware corporation on May 26, 1992. Our principal executive offices are located at 110 Hartwell Avenue, Lexington, Massachusetts 02421-3134 and our phone number is (781) 862-4003.


                                  RISK FACTORS

INVESTING IN OUR COMMON STOCK IS RISKY. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS IN EVALUATING US AND OUR BUSINESS. IF ANY OF THE EVENTS DESCRIBED IN THE FOLLOWING RISK FACTORS WERE TO OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS LIKELY WOULD SUFFER. IN THAT EVENT, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE ALL OR A PART OF YOUR INVESTMENT.


                          RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF OPERATING LOSSES, EXPECT TO CONTINUE TO INCUR LOSSES AND RELY EXTENSIVELY ON EXTERNAL FINANCING TO SUSTAIN OUR OPERATIONS. IF WE ARE UNABLE TO OBTAIN EXTERNAL FINANCING, WE WOULD BE REQUIRED TO LIMIT, SCALE BACK OR CEASE OUR OPERATIONS.

         Since 1981, we have been engaged primarily in research and development and have derived limited revenues from feasibility studies and the licensing of our technology. We have not generated any material revenues from the sale of any products. In addition, we have incurred net losses every year since we began doing business and we anticipate that we will continue to incur losses for the foreseeable future. As of December 31, 2004, we had an accumulated deficit of approximately $76.8 million. For the fiscal years ended December 31, 2002, 2003 and 2004, we had a net loss of $7,514,514, $5,661,694 and $8,274,521, respectively. We expect to incur operating losses for the foreseeable future. Our current funds on hand are not sufficient to fund our operations through the end of fiscal 2005. Because our funds on hand at December 31, 2004 were also not sufficient to fund our operations through the end of fiscal 2005, the audit report of our independent registered public accounting firm on our 2004 financial statements includes an explanatory paragraph regarding our ability to continue as a going concern. Our ability to continue operations after our current capital resources are exhausted depends on our ability to obtain additional financing and achieve profitable operations. We cannot assure you that sufficient funds will be available to us, if funds are available at all, to enable us to continue to operate. As well, we will need to obtain stockholder approval for any issuance of additional equity securities at a price less than the greater of book or market value that would comprise more than 20 percent of the Company's total shares of common stock outstanding at such time. The Company cannot assure you that it will be successful in obtaining any required stockholder approval.

     Before we or any of our potential licensees may market any products based on our technology, significant additional development efforts and substantial testing will be necessary. We will require substantial additional financing to fund clinical studies on our product candidates. We may not be able to secure financing on favorable terms or at all. If we are unable to obtain external financing, we would have to reduce, delay or eliminate our clinical studies.

IF WE ARE UNABLE TO ESTABLISH, MAINTAIN AND RELY ON ANY SUCCESSFUL LICENSING OR OTHER COLLABORATIVE ARRANGEMENTS WITH THIRD PARTIES, WE MAY NOT BE ABLE TO DEVELOP AND MARKET OUR PRODUCT CANDIDATES SUCCESSFULLY.

     We may pursue the commercialization of our product candidates and technologies through discussions with potential licensees and joint venturers, but we cannot assure you that we will enter into any licenses or joint ventures or that we will receive any license fees. If we rely on licensees and joint venture arrangements to fund costs relating to product development and clinical trials, these licensees and joint venturers may have the legal right to terminate funding for a product at any time for any reason without significant penalty. We cannot control the resources and attention that a licensee or joint venturer may devote to a product candidate, which could result in delays in clinical testing, regulatory filings and commercialization efforts. There is no certainty that we will be able to enter into collaborative arrangements on economically feasible or mutually beneficial terms, or that any collaborative arrangements will be successful.

OUR PRODUCT CANDIDATES ARE IN THE EARLY STAGES OF DEVELOPMENT AND ARE SUBJECT TO THE RISK OF FAILURE INHERENT IN THE DEVELOPMENT OF INNOVATIVE TECHNOLOGIES.

     Various pharmaceutical companies have developed systems to enhance the transdermal delivery of specific drugs, but relatively limited research has been conducted about using transdermal delivery systems for a wider range of pharmaceutical products. Transdermal delivery systems currently are used only in a limited number of products. In addition, some transdermal delivery systems have demonstrated adverse side effects for users, including skin irritation and delivery difficulties.

     Our product candidates are in the early stages of development and will require significant further research, development, testing and regulatory clearances. Our product candidates are subject to the risks of failure inherent in the development of products based on innovative technologies. These risks include the possibilities that any or all of our product candidates may be found to be ineffective or toxic, or otherwise may fail to receive necessary regulatory clearances. For example, in April 2004, we determined that preliminary data from a Phase 2 pharmacodynamic study of one of our proposed products, Topiglan, a SEPA-based topical cream for erectile dysfunction, demonstrated that Topiglan did not meet the study's primary clinical endpoints.

OUR PRODUCT CANDIDATES MUST UNDERGO A RIGOROUS REGULATORY APPROVAL PROCESS, WHICH INCLUDES EXTENSIVE PRE-CLINICAL AND CLINICAL TESTING, TO DEMONSTRATE SAFETY AND EFFICACY BEFORE WE CAN MARKET THEM. IF THE RESULTS OF OUR FUTURE PRE-CLINICAL AND CLINICAL TESTING INDICATE THAT OUR PRODUCT CANDIDATES ARE NOT SAFE OR EFFECTIVE, OUR BUSINESS WILL SUFFER.

     Each of our product candidates, including Opterone and EcoNail, must undergo a rigorous regulatory approval process, including significant pre-clinical and clinical testing to demonstrate that they are safe and effective for human use, before we can market them. Conducting clinical trials is a lengthy, expensive and uncertain process. Completion of clinical trials may take several years or more. In addition, our clinical trials may be delayed by many factors, including:

          o    slow or insufficient patient enrollment;

          o    failure of the FDA to approve our clinical trial protocols;

          o inability to manufacture significant amounts of our product candidates for use in a trial;

          o    unforeseen safety issues; and

          o    government or regulatory delays.

     In addition, the results of pre-clinical studies and early clinical trials may not accurately predict results that we will obtain in later testing. A number of other companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after they achieved promising results in earlier trials. If we, the FDA or physicians do not believe that our clinical trials demonstrate that our product candidates are safe and effective, our business, financial condition and results of operations will be materially adversely affected.

OUR PRODUCT CANDIDATES ARE SUBJECT TO SIGNIFICANT FDA SUPERVISION AND MAY NOT SUCCESSFULLY COMPLETE THE EXTENSIVE REGULATORY APPROVAL PROCESS REQUIRED PRIOR TO THE MARKETING OF ANY PHARMACEUTICAL PRODUCT.

     Our activities are regulated by a number of government authorities in the United States and other countries, including the FDA. The FDA regulates pharmaceutical products, including their manufacture and labeling. Before obtaining regulatory approval to market any product candidate under development, we must demonstrate to the FDA that the product is safe and effective for use in each proposed indication through, among other things, pre-clinical studies and clinical trials. Data obtained from testing is subject to varying interpretations which can delay, limit or prevent FDA approval.

     On October 11, 2002, the FDA advised us that further clinical trials of our drugs containing SEPA had been placed on clinical hold pending review of questions surrounding a 26-week transgenic-mouse (Tg.AC) carcinogenicity study of SEPA we performed in 1999. On April 10, 2003, the FDA lifted this clinical hold. The clinical hold release does not impose any SEPA dosage or regimen constraints on subsequent trials. In releasing the hold, the FDA requested additional information on that 1999 study, which we have provided. If, following further review, the FDA were to re-impose the clinical hold or take other regulatory action, our business would be materially adversely affected.

     To date, neither the FDA nor any of its international equivalents has approved any of our technologies or product candidates for marketing. If the FDA does not approve our product candidates for marketing, we will be materially adversely affected.

     We face additional risks associated with the regulatory approval process, including:

          o Changes in existing regulatory requirements could prevent or affect our regulatory compliance. Federal and state laws, regulations and policies may be changed with possible retroactive effect. In addition, how these rules actually operate can depend heavily on administrative policies and interpretations over which we have no control. We also may lack the experience with these policies and interpretations to assess their full impact upon our business.

          o Obtaining FDA clearances is time-consuming and expensive and we cannot guarantee that such clearances will be granted or, if granted, will not be withdrawn.

          o The FDA review process may prevent us from marketing our product candidates or may involve delays that significantly and negatively affect our product candidates. We also may encounter similar delays in foreign countries.

          o Regulatory clearances may place significant limitations on the uses for which any approved products may be marketed.

          o Any marketed product and its manufacturer are subject to periodic review by the FDA. Any discovery of previously unrecognized problems with a product or a manufacturer could result in suspension or limitation of previously obtained or new approvals.

BECAUSE THE REGULATORY APPROVAL PROCESS IS COMPLEX, WE CANNOT ACCURATELY PREDICT THE REGULATORY APPROVAL TIMELINE FOR OUR PRODUCT CANDIDATES.

     The laws and regulations administered by the FDA are complex, and compliance with these laws and regulations requires substantial time, effort and expense. Because of this complexity, and because the regulatory approval path for our product candidates has not yet been confirmed by the FDA, we cannot guarantee that our efforts will be sufficient to ensure compliance with all applicable laws and regulations, nor can we accurately predict the regulatory approval timeline for our product candidates.

IF OUR PRODUCT CANDIDATES ARE NOT ACCEPTED BY PHYSICIANS AND PATIENTS, WE MAY NEVER BE PROFITABLE.

     Even if our product candidates receive regulatory approval, we may not be able to market them effectively, they may be uneconomical to market or third parties may market equivalent or superior products. We will need to expend significant effort to educate physicians and patients regarding any product candidate that receives regulatory approval. Consequently, unless our product candidates obtain market acceptance, we may never be profitable.

IF PHYSICIANS OR PATIENTS PERCEIVE THAT TESTOSTERONE REPLACEMENT THERAPIES CREATE HEALTH RISKS, THE VIABILITY OF OPTERONE MAY BE QUESTIONED, AND OUR BUSINESS AND THE PRICE OF OUR STOCK MAY BE NEGATIVELY AFFECTED.

     Recent studies of female hormone replacement therapy products have reported an associated increase in health risks. As a result of these studies, some companies that sell or develop female hormone replacement products have experienced decreased sales of these products, and in some cases, a decline in their stock. From time to time, publications have suggested potential health risks associated with testosterone replacement therapy, including fluid retention, sleep apnea, breast tenderness or enlargement, increased red blood cells, development of clinical prostate disease, increased cardiovascular disease risk and the suppression of sperm production. It is possible that studies on the effect of testosterone replacement therapy could demonstrate these or other adverse health risks. This, along with the negative publicity surrounding hormone replacement therapy in general, could negatively impact market acceptance of Opterone, which could adversely affect our business and the price of our stock.

WE DEPEND ON PATENTS TO PROTECT OUR TECHNOLOGIES AND IF OUR CURRENT PATENTS ARE INEFFECTIVE OR WE ARE UNABLE TO SECURE AND MAINTAIN ADEQUATE PATENT PROTECTION, OUR ABILITY TO COMPETE WITH OTHER PHARMACEUTICAL COMPANIES MAY BE NEGATIVELY AFFECTED.

     We believe that patent protection of our technologies, processes and products is important to our future operations. The success of our product candidates depends, in part, on our ability to secure and maintain adequate patent protection.

     Although we intend to file additional patent applications, the patent application process is lengthy and expensive and there is no guarantee that a patent will be issued or, if issued, that it will be of commercial benefit to us. In addition, it is impossible to anticipate the breadth or degree of protection that any patents we obtain may afford us. Further, products that we develop could infringe patents held by third parties. In these cases, we may have to obtain licenses from third parties, which may not be available on commercially acceptable terms, if at all. We do not maintain separate insurance to cover intellectual property infringement.

     Our composition of matter patent covering SEPA expires in 2006. The expiration of that patent will enable competitors to develop SEPA-based product candidates covering applications for which we have not obtained composition and use patents. As a result, our competitive position may be adversely affected.

     Currently, we are not involved in any litigation, settlement negotiations or other legal action regarding patent issues and are not aware of any patent litigation threatened against us. We may, however, become involved in patent litigation against third parties to enforce our patent rights, to invalidate patents held by those third parties or to defend against claims of those third parties. We intend to enforce our patent position and defend our intellectual property rights vigorously. The cost to us of any patent litigation or similar proceeding could be substantial and it may absorb significant management time. In the event of an unfavorable resolution of any infringement litigation against us, we may be enjoined from manufacturing or selling any products without a license from a third party.

IF WE ARE NOT ABLE TO PROTECT THE CONFIDENTIALITY OF OUR PROPRIETARY INFORMATION AND KNOW-HOW, THE VALUE OF OUR TECHNOLOGIES MAY BE ADVERSELY AFFECTED.

     In addition to patent protection, we utilize significant unpatented proprietary technology and rely on unpatented trade secrets and proprietary know-how to protect certain aspects of our technologies. To the extent that we rely on unpatented proprietary technology, we cannot guarantee that others will not independently develop or obtain substantially equivalent or superior technologies or otherwise gain access to our trade secrets, that any obligation of confidentiality will be honored or that we will be able to effectively protect our rights to our proprietary technologies.

IF WE ARE NOT ABLE TO RETAIN OUR KEY PERSONNEL AND/OR RECRUIT ADDITIONAL KEY PERSONNEL IN THE FUTURE, THEN OUR BUSINESS MAY SUFFER.

     The success of our business depends on our ability to attract, retain and motivate qualified senior management personnel and qualified scientific personnel. We consider Robert J. DeLuccia, our President and Chief Executive Officer, and Thomas C. K. Chan, Ph.D., our Chief Technology Officer, to be key employees, and we have entered into employment agreements with each of them. We do not maintain key person life insurance on any of our employees. In our industry, the competition for experienced personnel is intense and can be expected to increase. Like others in our industry, from time to time we may face, and in the past have faced, difficulties in attracting and retaining employees with the requisite experience and qualifications. If we fail to retain or attract this type of personnel, it could have a significant negative effect on our ability to develop our technologies.

WE LACK MARKETING RESOURCES AND IF WE ARE UNABLE TO ATTRACT AND RETAIN EFFECTIVE SALES PERSONNEL OR CONTRACT WITH THIRD PARTIES TO MARKET AND DISTRIBUTE OUR PRODUCTS, OUR BUSINESS MAY BE NEGATIVELY AFFECTED.

     We intend to market and distribute our future products either through the development of our own sales force or through third parties. Currently, we have no sales force or marketing infrastructure. In order to develop our own marketing and sales capabilities, we will need to attract and retain qualified and experienced marketing and sales personnel. Competition for qualified and experienced marketing and sales personnel is intense, and we cannot guarantee that we will be able to attract and retain this personnel nor can we guarantee that any efforts undertaken by such personnel will be successful. If we do not hire our own marketing and sales personnel, we will have to enter into agreements with other companies to market and distribute our products. However, we cannot guarantee that we will be able to enter into these agreements on commercially reasonably terms, if at all. In addition, we may have to cede control over some or all aspects of the marketing and sales of our products as a condition to entering into these arrangements.

OUR FAILURE TO IDENTIFY PHARMACEUTICALS THAT ARE COMPATIBLE WITH OUR DRUG DELIVERY TECHNOLOGIES OR ADDITIONAL PRODUCT CANDIDATES OR TECHNOLOGIES THAT COMPLEMENT OUR EXISTING TECHNOLOGIES WOULD IMPAIR OUR ABILITY TO GROW.

     Our growth depends on our ability to identify drugs suitable for delivery using our proprietary drug delivery technologies and our ability to identify product candidates or technologies that complement our existing technologies. Identifying suitable drugs or product candidates is a lengthy and complex process. Even if identified, the drugs or product candidates may not be available to us or we may otherwise be unable to enter into licenses or other agreements for their use. Other companies, including those with substantially greater financial, marketing and sales resources, may compete with us for the licensing or acquisition of drugs and product candidates and we may not be able to enter into licenses or other agreements on acceptable terms, or at all. If we are unable to identify and license or acquire drugs that are compatible with our drug delivery technologies or additional product candidates or technologies that complement our existing technologies, our ability to grow our portfolio of product candidates and our prospects would be adversely affected.

WE DO NOT HAVE ANY MANUFACTURING FACILITIES AND DEPEND ON THIRD PARTIES TO MANUFACTURE OUR PRODUCT CANDIDATES.

     We do not have facilities capable of manufacturing any of our product candidates in commercial quantities and we do not have plans to obtain these facilities. Accordingly, we will depend to a significant extent on licensees or corporate partners to manufacture our products. If any of our third-party manufacturers fails to perform its obligations in a timely fashion or in accordance with applicable regulations, it may delay clinical trials, the commercialization of our product candidates or our ability to supply our product candidates for sale. If we decide to establish a commercial manufacturing facility, we would need to hire and retain significant additional personnel, comply with extensive government regulations, and obtain significant amounts of additional capital, which may not be available on acceptable terms, or at all.

WE FACE THE RISK OF PRODUCT LIABILITY CLAIMS, AND WE MAY NOT HAVE SUFFICIENT PRODUCT LIABILITY INSURANCE TO COVER SUCH CLAIMS. IT MAY BE EXPENSIVE AND DIFFICULT TO OBTAIN ADEQUATE INSURANCE COVERAGE.

     The design, development, manufacture and sale of our product candidates involve risk of liability claims and associated adverse publicity. We have product liability insurance coverage with an aggregate policy limit of approximately $10,000,000 for claims related to our product candidates that may arise from clinical trials conducted prior to November 1, 2002. We also have product liability insurance coverage with aggregate policy limits between approximately $3,000,000 and $5,000,000 for claims related to our product candidates that may arise from clinical trials conducted after September 25, 2003. In the event that our products receive regulatory approval and become commercialized, we would need to acquire additional coverage. Product liability insurance is expensive, may be difficult to obtain and may not be available on acceptable terms, if at all. If we obtain coverage, we cannot guarantee that the coverage limits of these insurance policies will be adequate. A successful claim against us if we are uninsured, or which is in excess of our insurance coverage, could have a material adverse effect on us and our financial condition.

WE RELY ON A THIRD-PARTY SUPPLIER FOR A NON-ACTIVE INGREDIENT IN SOME OF OUR PRODUCT CANDIDATES AND, IN THE EVENT THE SUPPLIER IS UNABLE TO SUPPLY US WITH ADEQUATE PRODUCT, OUR BUSINESS MAY BE NEGATIVELY AFFECTED IF WE ARE NOT ABLE TO TIMELY OBTAIN A SUBSTITUTE INGREDIENT.

     We rely on a third-party supplier, Seppic Inc., for a non-active ingredient that is important to the formulation and production of some of our topical product candidates. While we believe similar products are available from other suppliers, if Seppic Inc. were unable or unwilling to supply its product in sufficient quantities at a reasonable price, our results could suffer, as we may encounter significant costs and delays in identifying and measuring the efficacy of replacement third party products.

                          RISKS RELATED TO OUR INDUSTRY

OUR INDUSTRY IS HIGHLY COMPETITIVE AND ALL OF OUR COMPETITORS HAVE SIGNIFICANTLY MORE RESOURCES THAN WE HAVE.

     We compete with a number of firms, many of which are large, multi-national organizations with worldwide distribution. We believe that our major competitors in the drug delivery sector of the health care industry include Bentley Pharmaceuticals, Inc., Biosante Pharmaceuticals, Inc., NexMed, Inc., ALZA Corporation and Elan Corporation, plc. Competitors with approved products in the therapeutic areas that our lead product candidates seek to address include, with respect to male hypogonadism:

          o Solvay Pharmaceuticals, Inc., maker of Androgel(R), a topical gel therapy;

          o Auxilium Pharmaceuticals, Inc., maker of Testim(R), a topical gel therapy;

          o Watson Pharmaceuticals, Inc., maker of Androderm(R), a transdermal patch; and

          o Columbia Laboratories, Inc., maker of Striant(R), a buccal film which is placed between the patient's cheek and gum;

and with respect to onychomycosis:

          o    Novartis AG, maker of Lamisil(R), an oral therapy;

          o    Johnson & Johnson, maker of Sporanox(R), an oral therapy; and

          o    Dermik Laboratories, maker of Penlac(R), a topical nail lacquer.

     All of these companies have substantially greater capital resources, research and development and technical staff, facilities and experience in obtaining regulatory approvals, as well as in manufacturing, marketing and distributing products, than we do. Recent trends in this industry are toward further market consolidation of large drug companies into a smaller number of very large entities, further concentrating financial, technical and market strength and increasing competitive pressure in the industry. Academic institutions, hospitals, governmental agencies and other public and private research organizations also are conducting research and seeking patent protection and may develop competing products or technologies of their own through joint ventures or other arrangements. In addition, recently developed technologies, or technologies that may be developed in the future, may or could be the basis for competitive products which may be more effective or less costly to use than any products that we currently are developing.

     We expect any products approved for sale to compete primarily on the basis of product efficacy, safety, patient compliance, reliability, price and patent position. Generally, the first pharmaceutical product to reach the market in a therapeutic or preventive area often has a significant advantage compared with later entrants to the market. Our competitive position also will depend on our ability to attract and retain qualified scientific and other personnel, develop effective proprietary products, implement production and marketing plans, obtain patent protection and secure adequate capital resources.

GOVERNMENT AND PRIVATE INITIATIVES TO REDUCE HEALTH CARE COSTS COULD HAVE A MATERIAL ADVERSE EFFECT ON PHARMACEUTICAL PRICING AND ON OUR OPERATIONS.

     The future revenues and profitability of, and availability of capital for, biomedical and pharmaceutical companies may be affected by the continuing efforts of governmental and private third-party payers to contain or reduce the costs of health care through various means. Reimbursement by payors such as government and managed care organizations has become an increasingly important factor in the success of a drug, as has the listing of new products on large formulary lists, including those of managed care organizations, pharmaceutical benefit providers and group buying organizations. Failure of a pharmaceutical product to be included on formulary lists, or to be reimbursed by government or managed care organizations, could negatively impact the profitability of a drug.

     Furthermore, in some foreign markets pricing or profitability of prescription pharmaceuticals is subject to government control and to possible reform in the health care system. In the U.S., there have been, and we expect there will continue to be, a number of federal and state proposals to impose similar governmental control. While we cannot predict whether any of these legislative or regulatory proposals will be adopted, the announcement or adoption of these proposals could have a material adverse effect on our prospects.

     If we succeed in bringing to market one or more of our product candidates, we cannot assure you that these product candidates will be cost effective or that reimbursement to the consumer will be available or will be sufficient to allow us to sell these products on a profitable basis.

            RISKS RELATED TO THE SECURITIES MARKET AND THIS OFFERING

OUR STOCK PRICE HAS BEEN, AND LIKELY WILL CONTINUE TO BE, HIGHLY VOLATILE, AND AS A RESULT, AN INVESTMENT IN OUR STOCK IS SUBJECT TO SUBSTANTIAL RISK.

     The market price of our stock has been, and will likely continue to be, highly volatile due to the risks and uncertainties described in this section of the prospectus, as well as other factors, including:

          o the results of our clinical trials for our SEPA-based formulations;

          o our ability to license or develop other compounds for clinical development;

          o conditions and publicity regarding the pharmaceutical industry generally as well as the specific therapeutic areas our product candidates seek to address;

          o price and volume fluctuations in the stock market at large which do not relate to our operating performance; and

         o comments by securities analysts, or our failure to meet market expectations.

     Over the two-year period ending April 30, 2005, the closing price of our common stock as reported on The Nasdaq National Market and The Nasdaq SmallCap Market ranged from a high of $1.79 to a low of $0.30. In the past, companies that have experienced stock price volatility have sometimes been the subject of securities class action litigation. If litigation were instituted on this basis, it could result in substantial costs and a diversion of management's attention and resources. As a result of this volatility, an investment in our stock is subject to substantial risk.

IF WE ARE UNABLE TO MAINTAIN COMPLIANCE WITH THE NASDAQ SMALLCAP MARKET LISTING REQUIREMENTS, OUR SHARES COULD BE DELISTED, WHICH COULD NEGATIVELY AFFECT THE LIQUIDITY OF AN INVESTMENT IN OUR COMMON STOCK.

     Our listing on The Nasdaq SmallCap Market is conditioned on our compliance with Nasdaq's continued listing requirements. The minimum standards for listing on The Nasdaq SmallCap Market include stockholders' equity of $2.5 million or market capitalization of $35 million and a minimum bid price of $1.00. A failure to meet the minimum bid price requirement shall be determined to exist only if the deficiency continues for a period of 30 consecutive business days.

     On October 18, 2004, we received written notice from Nasdaq that the bid price of our common stock had closed below $1.00 for the prior 30 consecutive business days. In accordance with Nasdaq's rules, we had 180 calendar days, or until April 18, 2005, to regain compliance with this requirement. In order to regain compliance, we had to demonstrate a closing bid price for our common stock of $1.00 per share or more for a minimum of 10 consecutive business days. We were unable to regain compliance with the $1.00 minimum bid price requirement by April 18, 2005, but Nasdaq granted us an additional 180 calendar days, or until October 13, 2005, to regain compliance because, at that time, we met The Nasdaq SmallCap Market initial listing requirements, except for the $1.00 minimum bid price requirement. If we cannot regain compliance with the $1.00 minimum bid price requirement by the end of this second 180 day compliance period, our common stock may be delisted from trading on The Nasdaq SmallCap Market.

     We cannot give any assurance that we will be able to regain compliance with Nasdaq's present listing standards, including the minimum bid price of $1.00. If our common stock were delisted from The Nasdaq SmallCap Market, it may become eligible immediately thereafter for quotation on the Over-The-Counter Market on the NASD Electronic Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau, Inc., which are generally considered to be less efficient systems than markets such as Nasdaq or other national exchanges. Further, for companies whose securities are traded on the Over-The-Counter Market, it is more difficult to:

          o    obtain accurate quotations;

          o obtain coverage for significant news events because major wire services, including the Dow Jones News Service, generally do not publish press releases about these companies; and

          o    obtain needed capital.

WE ARE CONTRACTUALLY OBLIGATED TO ISSUE SHARES IN THE FUTURE, DILUTING YOUR INTEREST IN US.

     If you purchase common stock in this offering, the value of your shares based upon our actual book value may be less than the offering price you paid. This reduction in the value of your equity is known as "dilution." If the warrants offered in this offering were immediately exercised, you may experience additional economic dilution. In addition, as of April 29, 2005, there are outstanding and exercisable warrants to purchase approximately 3,914,168 shares of our common stock, at a weighted average exercise price of $1.95 per share. As of April 29, 2005, there also are outstanding and exercisable options to purchase approximately 3,821,813 shares of our common stock, at a weighted average exercise price of $3.61 per share. Moreover, we expect to issue additional options to purchase shares of our common stock to compensate employees, consultants and directors and may issue additional shares to raise capital, acquire other companies or technologies, to pay for services, or for other corporate purposes. Any such issuances will have the effect of further diluting the interest of the purchasers of the securities being sold in this offering.

                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated in this prospectus by reference may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and
Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements may be identified by the use of forward-looking words or phrases such as "anticipate," "believe," "could," "expect," "intend," "look forward," "may," "planned," "potential," "should," "will," and "would." These forward-looking statements reflect our current expectations and are based upon currently available data. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, we note that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in the forward-looking statements. These factors include, but are not limited to:

          o our history of operating losses and our need for continued working capital;

          o our need for significant additional product development efforts and additional financing;

          o technological uncertainty relating to transdermal drug delivery systems;

          o no assurance of our entering into license or strategic arrangements;

          o    the early stage of development of our proposed products;

          o    the lack of success of our prior development efforts;

          o uncertainties related to clinical trials of our proposed products;

          o uncertainties relating to government regulation and regulatory approvals;

          o    our dependence on third parties for the FDA application process;

          o uncertainties regarding market acceptance of our product candidates;

          o uncertainties regarding the potential health risks of hormone replacement therapies;

          o our ability to identify and obtain rights to products or technologies in order to build our portfolio of product candidates;

          o    our dependence on third parties for marketing and distribution;

          o    our reliance on key employees;

          o our limited personnel and our dependence on continued access to scientific talent;

          o uncertainties relating to competition, patents and proprietary technology;

          o    our dependence on third parties for manufacturing;

          o uncertainties relating to risks of product liability claims, lack of product liability insurance, and expense and difficulty of obtaining adequate insurance coverage;

          o    uncertainty of pharmaceutical pricing and related matters;

          o    volatility of our stock price;

          o our ability to comply with the minimum listing qualifications of The Nasdaq SmallCap Market; and

          o risks described from time to time in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other filings under the Exchange Act.

     These or other events or circumstances could cause our actual performance or financial results in future periods to differ materially from those expressed in the forward-looking statements. We undertake no obligation to make any revisions to the forward-looking statements contained in this prospectus or the documents incorporated by reference in this prospectus, or to update the forward-looking statements to reflect events or circumstances occurring after the date of this prospectus.

                                 USE OF PROCEEDS

     All net proceeds from the sale of the shares of common stock will go to the stockholders who offer and sell them. We will not receive any proceeds from this offering. We will receive approximately $558,000 if the warrants issued to the selling stockholders and the placement agent are exercised in full and the purchase price is paid in cash. Proceeds of such exercise, if any, will be used for general corporate purposes.

                              SELLING STOCKHOLDERS

     On April 19, 2005, we entered into a securities purchase agreement with the following third party investors: Nob Hill Capital Partners L.P., Iroquois Master Fund Ltd., Kevin Kotler, Enable Growth Partners LP, and Enable Opportunity Partners LP. In addition, on April 19, 2005, we entered into a securities purchase agreement with the following executive officers and directors of the Company (or entities controlled by certain executive officers and directors):
Lansing Brown Investments, LLC, Robert J. DeLuccia, Eckvest Equity Inc., Thomas C.K. Chan, and Bernard R. Patriacca. Under these securities purchase agreements, we issued the following securities on April 19, 2005 in exchange for total cash consideration of $815,000:

          o    a total of 2,731,705 shares of our common stock; and

          o with respect to the third party investors, five-year warrants to purchase 1,000,000 shares of common stock at an exercise price of $0.35. MacroChem has the option to call the warrants if the average of the closing prices of its common stock for fifteen
               (15) consecutive trading days is higher than 200% of the warrant exercise price.

          o With respect to the executive officers and directors of the Company (or entities controlled by certain executive officer and directors), five-year warrants to purchase 365,852 shares of common stock at an exercise price of $0.52. MacroChem has the option to call the warrants if the average of the closing prices of its common stock for fifteen (15) consecutive trading days is higher than 200% of the warrant exercise price.

     JMP Securities LLC received fees totaling $32,500, expense reimbursement of approximately $37,444 and a five-year warrant to purchase 50,000 shares of common stock at an exercise price of $0.35 per share for acting as placement agent in connection with the sale of securities under the securities purchase agreement with the third party investors. The warrant issued to the placement agent is subject to the same call provision as are the warrants issued pursuant to the securities purchase agreements. JMP Securities LLC also acted as the placement agent for the March 2004 private placement for our common stock and warrants to purchase our common stock.

     Pursuant to the securities purchase agreements and a registration rights agreement with each of the selling stockholders, we are filing a registration statement, of which this prospectus forms a part, in order to permit those stockholders to resell to the public the shares of common stock that they purchased pursuant to the securities purchase agreement and that they acquire upon any exercise of the warrants. We are registering the number of shares required under the securities purchase agreement and registration rights agreement, which number is based upon the actual number of shares sold to the selling stockholders under the securities purchase agreement and the number of shares issuable upon any exercise of the warrants and a number of shares equal to the number of shares of common stock for which the warrant issued to the placement agent in connection with the private placement is exercisable.

     The selling stockholders may sell up to 4,147,557 shares of our common stock pursuant to this prospectus.

     The following table sets forth information regarding beneficial ownership of our common stock by the selling stockholders as of April 29, 2005, and the number of shares of common stock listed as beneficially owned and potentially offered by this prospectus represents the number of shares of common stock actually owned as of April 29, 2005 and the number of shares issuable upon exercise of the warrants. Because the selling stockholders may offer all or some portion of the common stock listed in the table pursuant to this prospectus or otherwise, no estimate can be given as to the amount or percentage of common stock that will be held by the selling stockholders upon termination of the offering. The selling stockholders may sell all, part, or none of the shares listed. The percentage of ownership shown in the table is based on 41,613,455 shares of common stock issued and outstanding on April 29, 2005.



                                                  SHARES OWNED AND          SHARES        SHARES OWNED AND
                                                OWNERSHIP PERCENTAGE         BEING      OWNERSHIP PERCENTAGE
       SELLING STOCKHOLDER                    PRIOR TO OFFERING (1)(2)      OFFERED      AFTER OFFERING (1)


Nob Hill Capital Partners L.P. (3)                750,000     1.80%          750,000          0          *
Iroquois Master Fund Ltd. (4)                     600,000     1.44%          600,000          0          *
Kevin Kotler (5)                                  450,000     1.08%          450,000          0          *
Enable Growth Partners LP (6)                   1,050,000     2.52%        1,050,000          0          *
Enable Opportunity Partners LP (7)                150,000       *            150,000          0          *
Lansing Brown Investments, LLC (8)                903,441     2.17%          696,864    206,577          *
Robert J. DeLuccia (9)                          1,099,032     2.64%          209,058    889,974        2.14%
Eckvest Equity Inc. (10)                          181,108       *             87,108     94,000          *
Thomas C.K. Chan (11)                             501,084     1.20%           69,685    431,399        1.04%
Bernard R. Patriacca (12)                         511,998     1.23%           34,842    477,156        1.15%
JMP Securities LLC (13)                            50,000       *             50,000          0          *
----------------------------------

(1) Assumes that all of the shares held by the selling stockholders and being offered under this prospectus are sold, and that the selling stockholders acquire no additional shares of common stock before the completion of this offering.

(2) Includes 1,415,852 shares issuable upon the exercise of warrants.

(3) Includes 250,000 shares issuable upon exercise of a warrant.

(4) Includes 200,000 shares issuable upon exercise of a warrant.

(5) Mr. Kotler was previously employed by Galleon Management L.P. or an affiliate thereof, which entity, as of March 17, 2005, was the beneficial owner of approximately 9.35% of our common stock. The number of shares reported in the table for Mr. Kotler includes 150,000 shares issuable upon exercise of a warrant.

(6) Includes 350,000 shares issuable upon exercise of a warrant.

(7) Includes 50,000 shares issuable upon exercise of a warrant.

(8) John L. Zabriskie, the Chairman of the Board of Directors of MacroChem, is the President of Lansing Brown Investments, LLC, the managers of which are Mr. Zabriskie and his wife. The shares reported include 232,288 shares issuable upon exercise of warrant issued in this offering plus shares held directly by Dr. Zabriskie and 100,000 shares issuable upon the exercise of stock options held by Dr. Zabriskie within 60 days.

(9) Robert J. DeLuccia is the President and Chief Executive Officer of MacroChem, as well as one of our directors. The shares reported include 69,686 shares issuable upon exercise of a warrant issued in this offering plus 801,174 shares issuable upon the exercise of stock options within 60 days.

(10) Paul S. Echenberg, a Director of MacroChem, is the President and sole equity holder of Eckvest Equity Inc. The shares reported include 29,036 shares issuable upon exercise of warrant issued in this offering plus shares held directly by Mr. Echenberg and 90,000 shares issuable upon the exercise of stock options held by Mr. Echenberg within 60 days.

(11) Thomas C. K. Chan is a Vice President and Chief Technology Officer of MacroChem. The shares reported include 23,228 shares issuable upon exercise of a warrant issued in this offering plus 397,667 shares issuable upon the exercise of stock options within 60 days.

                                      -11-

(12) Bernard R. Patriacca is a Vice President and Chief Financial Officer of MacroChem. The shares reported include 11,614 shares issuable upon exercise of a warrant issued in this offering plus 439,534 shares issuable upon the exercise of stock options within 60 days.

(13) Includes 50,000 shares issuable upon exercise of a warrant.

(*) Represents less than one percent.

                              PLAN OF DISTRIBUTION

     The selling stockholders and any of their assignees, donees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

          o ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

          o block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

          o purchases by a broker dealer as principal and resale by the broker dealer for its account;

          o an exchange distribution in accordance with the rules of the applicable exchange;

          o    privately negotiated transactions;

          o settlement of short sales created after the date of this prospectus;

          o broker dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

          o    a combination of any such methods of sale; and

          o    any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     Broker dealers engaged by the selling stockholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the selling stockholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The selling stockholders and any broker dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

     We are required to pay all of our fees and expenses incident to the registration of the shares. We have agreed with the selling stockholders to indemnify each other against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

GENERAL

     We are authorized to issue 100,000,000 shares of common stock and 6,000,000 shares of preferred stock, each with a par value $.01 per share. As of April 29, 2005, we had 41,613,455 shares of common stock and no shares of preferred stock issued and outstanding. Under our certificate of incorporation, our Board of Directors is authorized, without stockholder approval, to issue such preferred stock into series with such voting rights, designations, preferences, limitations and special rights as may be designated by the Board of Directors from time to time.

     Shares of our common stock are being registered under this registration statement. The following is a summary description of our outstanding common stock and is qualified in its entirety by reference to our certificate of incorporation and bylaws, which are exhibits to or are incorporated by reference in the registration statement of which this prospectus is a part.

COMMON STOCK

     Subject to the rights and preferences of our preferred stock, holders of shares of the common stock are entitled to receive dividends, as and to the extent dividends may be declared by our Board of Directors, out of funds legally available therefore. In the event of a liquidation, dissolution or winding up of us, holders of shares of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and preferences to holders of preferred stock. Holders of shares of common stock are entitled to one vote per share on all matters on which stockholders are entitled to vote. The holders of a majority of the outstanding shares of common stock entitled to vote constitute a quorum for taking action by the stockholders. Except for matters where a higher vote is required by law, the affirmative vote of the holders of shares of common stock present or represented and entitled to vote is required to take any such action. Holders of shares of the common stock have no preemptive, conversion or other subscription rights. There are no redemption, sinking fund or call provisions applicable to the common stock.

     The holders of the common stock have rights under a stockholder rights plan which has been adopted by the Board of Directors. Under the rights plan, the holders of common stock received one right (the "right") to purchase a fractional share of a new class of preferred stock for each share of common stock owned by such holder. If a person or a group acquires twenty percent or more of the outstanding shares of the common stock, the rights may separate from the shares of common stock and become exercisable. Once the rights are exercised, the rights plan may allow holders of the rights (other than the person or group acquiring twenty percent of the common stock) to acquire additional common stock at a substantial discount. The rights will expire in August, 2009 unless exercised by the holders or redeemed or exchanged by us. The rights plan could make it more difficult, and therefore discourage attempts, to acquire control of us. This description of the rights plan is qualified by reference to the registration statement on Form 8-A (File No. 0-13634) relating to the rights plan, which is incorporated herein by reference and made a part hereof.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility:

                              Public Reference Room
                             450 Fifth Street, N.W.
                                    Room 1024
                             Washington, D.C. 20549

     You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facility and copying charges.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference in this prospectus the following documents filed by us with the SEC:

          o Our Annual Report on Form 10-K for the year ended December 31, 2004, including any amendment filed for the purpose of updating such Annual Report (File No. 0-13634);

          o Our Quarterly Report on Form 10-Q for the period ended March 31, 2005, including any amendment filed for the purpose of updating such Quarterly Report (File No. 0-13634);

          o The description of our common stock and preferred stock contained in our registration statements on Forms 8-A filed under the Exchange Act, including any amendment or reports filed for the purpose of updating such descriptions (File No. 0-13634); and

          o Our Current Reports on Form 8-K filed with the SEC on February 3, 2005 and April 22, 2005 (File No. 0-13634).

     Any statement made in a document incorporated by reference or deemed incorporated herein by reference is deemed to be modified or superseded for purposes of this prospectus if a statement contained in this prospectus or in any other subsequently filed document which is also incorporated or deemed incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We also incorporate by reference all documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering.

     Statements made in this prospectus or in any document incorporated by reference in this prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the documents incorporated by reference, each such statement being qualified in all material respects by such reference.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                              MacroChem Corporation
                               110 Hartwell Avenue
                            Lexington, MA 02421-3134
                          Attention: Investor Relations
                                 (781) 862-4003

     Copies of these filings are also available, without charge, on our Internet website at www.macrochem.com as soon as reasonably practicable after they are filed electronically with the SEC.

                                  LEGAL OPINION

     For the purpose of this offering, Ropes & Gray LLP, Boston, Massachusetts, is giving its opinion on the validity of the shares.

                                     EXPERTS

     The financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF DISTRIBUTION

          SEC registration fee..........................................$    168
          Blue Sky Fees and Expenses*...................................$    300
          Legal fees and expenses*......................................$ 35,000
          Printing Expenses*............................................$      0
          Accounting fees and expenses*.................................$ 25,000
          Miscellaneous*................................................$ 10,000

                            Total Expenses*.............................$ 70,468

----------------------
* Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or
(iv) for any transaction from which the director derived an improper personal benefit.

     The Registrant's Certificate provides that the Company's Directors shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that exculpation from liabilities is not permitted under the DGCL as in effect at the time such liability is determined. The Registrant's Certificate further provides that the Registrant shall indemnify its directors and officers to the fullest extent permitted by the DGCL.

     The Company has a liability insurance policy in effect which covers certain claims against any officer or director of the Company by reason of certain breaches of duty, neglect, errors or omissions committed by such person in his or her capacity as an officer or director.

     For the undertaking with respect to indemnification, see Item 17 herein.

ITEM 16.  EXHIBITS

4.1      Specimen Common Stock Certificate (1)

5.1      Opinion of Ropes & Gray LLP (3)

10.1 Securities Purchase Agreement, dated as of April 19, 2005, by and between the Company and the institutional investors listed on the signature pages thereto. (2)

10.2 Securities Purchase Agreement, dated as of April 19, 2005, by and between the Company and the directors and officers of the Company listed on the signature pages thereto. (2)

10.3 Registration Rights Agreement, dated as of April 19, 2005, by and between the Company and the purchasers listed on the signature pages thereto. (2)

10.4     Form of Common Stock Purchase Warrant. (2)

23.1     Independent Auditors' Consent - Deloitte & Touche LLP (3)

23.2 Consent of Ropes & Gray (to be included in the opinion filed as Exhibit 5.1) (3)

24.1     Power of Attorney (3)


     (1) Incorporated by reference to our Report on Form 10-K filed with the SEC for the year ended December 31, 1999 (File No. 0-13634).

     (2) Incorporated by reference to our Current Report on Form 8-K filed with the SEC on April 22, 2005 (File No. 0-13634).

     (3) Filed herewith.

ITEM 17. UNDERTAKINGS

     a. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     b. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     c. The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               a. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               b. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               c. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (c)(1)(a) and (c)(1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, Commonwealth of Massachusetts, on the 16th day of May, 2005.



                                    MACROCHEM CORPORATION
                                    By:/s/ Robert J. DeLuccia
                                    -------------------------------------
                                    Name:  Robert J. DeLuccia
                                    Title: President and Chief Executive Officer


                                POWER OF ATTORNEY

     We, the undersigned officers and directors of MacroChem Corporation, hereby severally constitute Robert J. DeLuccia, Bernard R. Patriacca and Glenn E. Deegan and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement filed herewith and any and all amendments to said Registration Statement (including post-effective amendments), and generally to do all such things in our name and behalf in our capacities as officers and directors to enable MacroChem Corporation to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

     Witness our hands on the date set forth below.

     Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                       TITLE                                   DATE
---------                       -----                                   ----


                                President and Chief Executive       May 16, 2005
/s/ Robert J. DeLuccia          Officer (Principal Executive
---------------------------     Officer)
Robert J. DeLuccia

                                Vice President and Chief            May 16, 2005
                                Financial Officer (Chief
/s/ Bernard R. Patriacca        Financial Officer and
---------------------------     Principal Accounting Officer)
Bernard R. Patriacca



/s/ Peter G. Martin             Director                            May 16, 2005
---------------------------
Peter G. Martin



/s/ Michael A. Davis, M.D.      Director                            May 16, 2005
---------------------------
Michael A. Davis, M.D.



/s/ Paul S. Echenberg           Director                            May 16, 2005
---------------------------
Paul S. Echenberg

/s/ John L. Zabriskie, Ph.D.    Chairman of the Board of            May 16, 2005
---------------------------     Directors
John L. Zabriskie, Ph.D.

                                  EXHIBIT INDEX

NUMBER     TITLE OF EXHIBIT
------     ----------------
4.1        Specimen Common Stock Certificate (1)
5.1        Opinion of Ropes & Gray LLP (3)
10.1 Securities Purchase Agreement, dated as of April 19, 2005, by and between the Company and the institutional investors listed on the signature pages thereto. (2)
10.2 Securities Purchase Agreement, dated as of April 19, 2005, by and between the Company and the directors and officers of the Company listed on the signature pages thereto. (2)
10.3 Registration Rights Agreement, dated as of April 19, 2005, by and between the Company and the purchasers listed on the signature pages thereto. (2)
10.4       Form of Common Stock Purchase Warrant (2)
23.1       Independent Auditors' Consent - Deloitte & Touche LLP (3)
23.2 Consent of Ropes & Gray LLP (to be included in the opinion filed as Exhibit 5.1) (3)
24.1       Power of Attorney (3)


      (1) Incorporated by reference to our Report on Form 10-K filed with the SEC for the year ended December 31, 1999 (File No. 0-13634).

      (2) Incorporated by reference to our Current Report on Form 8-K filed with the SEC on April 22, 2005 (File No. 0-13634).

      (3) Filed herewith.